Investment Office
P.O. Box 2749
Sacramento, CA 95812-2749
Telecommunications Device for the Deaf - (916) 795-3240
(916) 795-3400; FAX (916) 795-3330

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NAME
FIRM
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Dear NAME:

Mellon Financial Corp.’s Annual Meeting of Shareholders is scheduled to be held on April 18, 2006.

As a significant shareowner of Mellon, CalPERS is very concerned with the company’s accountability to its shareowners and its commitment to good corporate governance, particularly considering that the five year stock performance is a negative 20%.

Please take notice of Proposal 3 in Mellon’s proxy statement, which we have submitted to amend the by-laws to remove the 75% supermajority vote requirement.

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We believe removing supermarjority vote requirements that make it extremely difficult to remove directors or to declassify the board is an important step in making Mellon’s directors more accountable to shareowners.

•	Both ISS and Glass Lewis are recommending that shareowners support the proposal.

•	Since the proposal requires the affirmative vote of 75% of the outstanding shares, it is extremely important that every account, no matter how many or how few shares, is voted.

We urge you to support this important initiative by voting For Proposal 3. Please refer to the proxy statement for more information or call The Altman Group, Inc. at (201) 806-2233 who is assisting us with this effort if you have any questions or need assistance in voting your shares.

Sincerely,
Christianna Wood
Senior Investment Officer, Global Equity

PLEASE NOTE: The cost of this solicitation is being borne entirely by CalPERS and is being done through the use one or more of the following forms of communication: mail, e-mail, and/or telephone communication. CalPERS is not asking for your proxy card. Please do not send us your proxy card but return it to the proxy voting agent in the envelope that was provided to you.

 California Public Employees' Retirement System
Lincoln Plaza - 400 P Street - Sacramento. CA 95814